Exhibit 10.2

February 11, 2008

Nicholas W. Hulse

Dear Nick,

I am pleased to confirm that the Board of Directors has approved the amendment of your employment arrangement as follows

Termination. If (a) Tumbleweed terminates your employment for any reason other than Cause, your death, or Disability, or (b) you terminate your employment following a Constructive Termination, then, subject to your delivery of a signed release of claims in a form reasonably satisfactory to Tumbleweed, you will be entitled to (i) continuation for a period of nine months of your base salary, paid in accordance with Tumbleweed’s payroll practices, (ii) continuation for a period of nine months of the vesting of your then-outstanding Tumbleweed stock options, and (iii) continuation of your health benefits for nine months.

In the event of termination for Cause, you will not be entitled to any such payments, salary, bonus, or benefits.

In the event of termination as a result of your death or Disability, subject to the delivery by you or your estate of a signed release of claims in a form reasonably satisfactory to Tumbleweed, you will be entitled to continuation for a period of nine months of base salary and, as determined by Tumbleweed, either (i) continuation for a period of nine months of the vesting of your then-outstanding Tumbleweed stock options or (ii) nine months’s acceleration of the vesting of your then-outstanding Tumbleweed stock options.

This amendment, together with the of the Proprietary Information and Inventions Agreement between you and Tumbleweed, the Stock Option Agreements, the Tumbleweed Communications Employee Manual and other policy documents applicable to Tumbleweed employees, and the Plan Documents, contain all the understandings between you and Tumbleweed with respect to your employment with Tumbleweed or the termination thereof, and supercede all other prior agreements and understandings, whether oral or in writing, including but not limited to the letter agreement between you and Tumbleweed dated February 22, 2007.

/s/ Bernard J.Cassidy
Bernard J. Cassidy, SVP

Please indicate acceptance of this offer by returning this form with your signature.

/s/ Nicholas W. Hulse	February 14, 2008
Nicholas W. Hulse	Date